SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

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AGNC Investment Corp.
(Name of Registrant as Specified in its Charter)

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SUPPLEMENT TO PROXY STATEMENT DATED MARCH 20, 2025
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 17, 2025

     This supplement (the “Supplement”) to the proxy statement should be read together with the proxy statement (the “Proxy Statement”) of AGNC Investment Corp. (“AGNC” or the “Company”), filed with the Securities and Exchange Commission on March 7, 2025, as amended, in connection with the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at https://meetnow.global/AGNC2025 on Thursday, April 17, 2025 at 9:00 a.m. Eastern Time.

Withdrawal of Nominee for Election as Director
On March 16, 2025, Dr. Morris Davis, a member of the Board of Directors (the “Board”) and a nominee for re-election as a director at the Annual Meeting, informed the Company of his decision to resign effective immediately and not to stand for re-election at the Annual Meeting. Dr. Davis resigned from his position in connection with his appointment to the White House Council of Economic Advisers as the Chief Housing Economist. As a result, Dr. Davis is no longer a nominee for election to the Board at the Annual Meeting. Dr. Davis’ resignation is not the result of any disagreement with the Company or the Board on any matter relating to the operations, policies, or practices of the Company.

In connection with Dr. Davis’ resignation, on March 16, 2025 the Board appointed John Fisk as chair of the Compensation and Corporate Governance Committee and reduced the Board’s size from nine members to eight members.

Voting Matters
If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the re-election of Dr. Davis will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding Dr. Davis’ name as a nominee for election as director.

None of the other items to be acted upon at the Annual Meeting, which are described in the Proxy Statement, are affected by this Supplement, and shares represented by proxy cards returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the form. Information regarding how to vote your shares is available in the

Proxy Statement. The Notice and Proxy Statement are available at www.AGNC.com/2025proxymaterials. This supplement is being made available online at the same location on or about March 13, 2025.

Important Information
Except as specifically amended or supplemented by the information contained in this Supplement or any other supplement filed by the Company, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares. Where information in the Proxy Statement is described as current as of a certain date, it remains current only as of such date, except as specifically amended or supplemented by the information set forth in this Supplement or any other supplement filed by the Company.